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                                                              EXHIBIT 1.(A) 6(b)

BYLAWS                       Chairman Place stated that it was proposed to
AMENDMENT                    amend the Company's Bylaws to establish the
                             International Committee as a standing committee of the Board in light of the Company's increasing international activities, and to delete reference to a specific time fixed for regular Board meetings.

                             ON MOTION it was resolved that, subject to receipt of final approval of the Superintendent of Insurance of the State of New York,

                             (a) Section 1.1 of the Bylaws of the Company be amended to read as follows:

                                  Regular meetings of the Board for the
                                  transaction of any business shall be held at the Home Office of the Company on the fourth Tuesday of each month, unless another date or place is fixed in any written notice of any such regular meeting given in the manner required by Section 1.2 of these Bylaws for a special meeting. Except as otherwise required by law or these Bylaws, notice of regular meetings need not be given. The first regular meeting of the Board following the second Tuesday of April of each year and any adjournment or adjournments of such meeting shall be known as the Annual Organization Meeting. The Board may cancel any regular meeting of the Board, other than the Annual Organization Meeting; provided, however, that the number of regular meetings of the Board held in each calendar year shall not be less than the number required by law.

                             (b) Section 2.1 of the Bylaws of the Company be amended to read as follows:

                                  The Board shall have the following standing committees, each consisting of not less than three directors as shall be determined by the
                                  Board:

                                  Insurance and Executive Committee
                                  Investment Committee
                                  Nominating and Compensation Committee
                                  Audit Committee
                                  Corporate Social Responsibility Committee
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                                          International Committee

                                  No member of the Audit Committee or the
                                  Nominating and Compensation Committee may be an officer director and the number of officer directors on any other committee shall be less than a quorum of such committee.

                             (c) A new Section 2.11 be added to the Bylaws of the Company to read as follows:

                                  The International Committee shall exercise general supervision over the Company's international activities and shall provide advice with respect to international business, economic and political developments as such developments relate to the Company's international activities.

                             (d) Former Section 2.11 of the Bylaws of the Company be redesignated Section 2.12.

                             (e) The Officers be authorized to take any and all necessary actions and to execute any and all necessary documents to effectuate the intent of the foregoing.

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